Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 1, 2004            Registration File No. 333-114604



                              [ITRAX LOGO OMITTED]

                        15,850,436 SHARES OF COMMON STOCK

         The prospectus supplement supplements the information contained in the prospectus of I-trax, Inc. dated December 1, 2004, relating to potential resale from time to time of up to 13,851,550 shares of our common stock and up to 1,998,886 shares of our common stock issuable upon the conversion of outstanding Series A Convertible Preferred Stock.

                            SELLING SECURITY HOLDERS

         The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the shareholders offering shares of our common stock pursuant to this prospectus, as amended or supplemented, and regarding ownership of shares of our common stock prior to and after such offering by those shareholders. The information regarding selling security holders is being supplemented to disclose that a selling shareholder has donated certain of her shares and to add the donees as selling shareholders with respect to the donated shares. The information set forth herein is as of January 20, 2005.


                                               Number of Shares of Common      Number of Shares Common     Common Stock Owned After
Name of Selling Shareholder                   Stock Owned Before Offering           Stock Offered                  Offering
                                                              Common Stock                 Common Stock
                                                               underlying                   underlying
                                                               preferred       Common       preferred       Number of
                                              Common Stock       stock          Stock         stock          Shares      Percentage
-------------------------------------------- --------------- --------------- ------------ --------------- -------------- -----------
Susan M. Mathews (1) (2)                          1,354,824         213,591    1,354,824         213,591             --      --
Brendan Mathews as Custodian for Fiona
   Clare Mathews                                      2,277              --        2,277              --             --      --
Colin Mathews & Stephanie Iverson                    56,947              --       56,947              --             --      --

Devin R. Mathews                                     56,947              --       56,947              --             --      --

(1) Common Stock holdings include 412,146 shares of common stock that were issued to an escrow agent in connection with our acquisition of CHD Meridian Healthcare that may be issued to Susan M. Mathews upon the occurrence of certain conditions. Ms. Mathews has voting power but not dispositive power with respect to the shares held in escrow.

(2) Effective December 31, 2004, Ms. Mathews donated 116,171 shares of our common stock to the family members identified in the table.

           The Date of this Prospectus Supplement is January 20, 2005